Exhibit 99.1

PRESS RELEASE

For Immediate Release:  March 30, 2004

Contact:
Valerie Newsom
Phone: 432.684.0301
vnewsom@caprockenergy.com

Cap Rock Energy Reports Earnings for 2003

MIDLAND, TX. – Cap Rock Energy Corporation (AMEX:  RKE) today reported net income of $11.198 million for the year ended December 31, 2003, or $7.41 earnings per common share, diluted, compared to $8.776 million, or $6.74 per common share, diluted, for the year ended December 31, 2002.

“Our financial and other achievements in 2003 were commendable and exceeded our expectations,” stated David W. Pruitt, President and CEO of Cap Rock Energy.  “We received approval for the transfer of the CCN to Cap Rock Energy from its predecessor, thus completing the conversion process.  As we are now subject to the oversight authority of the Public Utility Commission of Texas, we believe we have made significant steps in positioning ourselves for entrance in the regulatory arena.  We have nearly achieved our goal of selling all assets that are not directly related to our core business.  As we continue to build on our achievements, we will maintain our unsurpassed high level of quality electric service.  Our attitude of excellence will enable us to continue to meet challenges in an increasingly competitive marketplace.”

Detailed below are financial highlights for Cap Rock Energy for the years ended 2003 and 2002:

	Year ended December 31,
(in thousands, except share and per share data)	2003	2002

Operating revenues	$82,852	$74,637
Operating income	$19,869	$14,673
Net income	$11,198	$8,776
Earnings per share:
Basic	$7.69	$6.74
Diluted	$7.41	$6.74
Weighted average number of common shares outstanding:
Basic	1,455,443	1,302,355
Diluted	1,510,741	1,302,355
Total assets	$202,989	$211,294
Total debt	$162,195	$181,976
Equity	$26,973	$14,738

The major component of the increase in operating revenues is the result of the change in the method of revenue recognition in accordance with the Company’s change in rate-making policy.  The other two major components were adjustments for recovery of increased power costs from prior periods, and a regulatory surcharge billed to customers, which related to intervention costs.  Operations and maintenance expense increased because personnel devoted more time to maintaining the distribution and transmission systems, which resulted in current expense as opposed to engaging in construction activities that would have resulted in capitalized costs.  Decreased costs in 2003 for legal fees and outside services, which related to the PUCT proceedings concerning the application to transfer certified territory to the Company, were partially offset by noncash stock awards to employees, officers and directors.  These awards are being expensed over periods of 2 to 5 years.  In an effort to focus all of the Company’s resources on its core business by divesting itself of activities which are unrelated to providing quality electric service, the Company sold its interest in an oil and gas company, as well as extinguished a note payable and cross-collateralized note receivable.  The effective tax rate for both 2003 and 2002 is less than the statutory rate because of the availability and expected utilization of net operating loss carryforwards, as well as significant book/tax timing differences.

Cap Rock Energy provides electric distribution services to approximately 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.

All statements, other than statements of historical fact included in this news release, are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  This statement should be read in conjunction with all other filings made with the Securities and Exchange Commission. Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.